Corporate Trust Services

MAC R1204-010
9062 Old Annapolis Rd
Columbia, MD 21045

Tel: 410 884-2000
Fax: 410 715 2380

Wells Fargo Bank, N.A.
17g-5 Information Provider
17g5informationprovider@wellsfargo.com
Columbia, MD 21045

RE: Annual Statement of Compliance

The undersigned, a duly authorized officer of Wells Fargo Bank, N.A., as Certificate Administrator and Paying Agent for the 540 West Madison Street Loan Combination (in such capacities, “Wells Fargo”), hereby certifies as follows as of and for the year ending December 31, 2013 (the “reporting period”):

(a)	A review of Wells Fargo's activities during the reporting period and of its performance under the applicable servicing agreement(s) listed on Schedule A hereto (the “Servicing Agreement(s)”) has been made under my supervision; and
(b)	To the best of my knowledge, based on such review, Wells Fargo has fulfilled all of its obligations under the Servicing Agreement(s) in all material respects throughout the reporting period, except as noted on Schedule B.

March 19, 2014

/s/ Brian Smith

Brian Smith
Vice President

To: Wells Fargo Bank, N.A.

Schedule A

List of Servicing Agreement(s) and Series

1.	Pooling and Servicing Agreement dated as of January 1, 2013, by and among DEUTSCHE MORTGAGE & ASSET RECEIVING CORPORATION, as Depositor, MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK, NATIONAL ASSOCIATION, as Master Servicer, RIALTO CAPITAL ADVISORS, LLC, as Special Servicer, and PENTALPHA SURVEILLANCE LLC, as Operating Advisor and Wells Fargo Bank, N.A. as Certificate Administrator, Paying Agent, Trustee and Custodian relating to the Series COMM 2013-LC6 Commercial Mortgage Pass-Through Certificates relating to the 540 West Madison Street Loan Combination, a pari passu portion of which is included in the Series COMM 2013-CCRE6 Commercial Mortgage Pass-Through Certificates transaction.

To: Wells Fargo Bank, N.A.

Schedule B

Material Non-Compliance with Servicing Obligations

Not Applicable